Exhibit 10.1

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF NEW YORK
---------------------------------

                                                                      Chapter 11
IN RE:
                                                               Case No. 00-62902
         HEALTH-PAK, INC.,

                          Debtor.
---------------------------------



                  FOURTH AMENDED DISCLOSURE STATEMENT OF DEBTOR



PLEASE TAKE NOTICE:

THIS FOURTH AMENDED DISCLOSURE STATEMENT IS CIRCULATED FOR A DETERMINATION AS TO THE ADEQUACY OF THE INFORMATION CONTAINED HEREIN. NO SOLICITATION FOR ACCEPTANCE OR REJECTION OF THE ACCOMPANYING FOURTH AMENDED PLAN OF REORGANIZATION IS AUTHORIZED UNTIL THE COURT APPROVES THIS FOURTH AMENDED DISCLOSURE STATEMENT.




Michael J. Balanoff, Esq.
GREEN & SEIFTER, ATTORNEYS, PLLC
Attorney for Debtor
One Lincoln Center, Suite 900
Syracuse, New York 13202
Telephone: (315) 422-1391

                                TABLE OF CONTENTS


ARTICLE I     DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II    INTRODUCTION AND ELEMENTS
              REQUIRED FOR PLAN CONFIRMATION. . . . . . . . . . . . . . . .    4


ARTICLE III   PRE-FILING HISTORY . . . . . . . . . . . . . . . . . . . . . .   7


ARTICLE IV    POST-PETITION OPERATIONS . . . . . . . . . . . . . . . . . . .   8


ARTICLE V     PLAN DESCRIPTION   . . . . . . . . . . . . . . . . . . . . . .   8


ARTICLE VI    LIQUIDATION ANALYSIS   . . . . . . . . . . . . . . . . . . . .  10


ARTICLE VII   PROJECTION OF INCOME AND EXPENSES . . . . . . . . . . . . . .   11


ARTICLE VIII  RECAP OF INCOME AND EXPENSES 2000, 2001,
              2002 AND (THROUGH JUNE 2003). . . . . . . . . . . . . . . . .   12

                                    ARTICLE I

                                   DISCLAIMER

     COPIES OF THE FOURTH AMENDED PLAN (HEREINAFTER REFERRED TO AS "PLAN") WILL ACCOMPANY A COPY OF THIS FOURTH AMENDED DISCLOSURE STATEMENT (HEREINAFTER REFERRED TO AS "DISCLOSURE STATEMENT") TO EACH CREDITOR ENTITLED TO VOTE ON THE PLAN. THE DEFINITIONS CONTAINED IN THE PLAN APPLY TO THIS DISCLOSURE STATEMENT AND EACH RECIPIENT OF THIS DISCLOSURE STATEMENT IS URGED TO REVIEW THE PROVISIONS OF THE PLAN CAREFULLY.

     NO REPRESENTATIONS ARE BEING MADE IN REGARD TO THE DEBTOR'S FINANCIAL CONDITION, THE PLAN OF REORGANIZATION OR THE VALUE OF THE DEBTOR'S ASSETS OTHER THAN THOSE WHICH ARE SET FORTH IN THE DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR OTHER INDUCEMENTS MADE TO SECURE ACCEPTANCE OF THE PLAN, WHICH ARE NOT COMPATIBLE WITH THAT CONTAINED IN THIS DISCLOSURE STATEMENT, SHOULD NOT BE USED BY ANY CLAIMANT IN REACHING ITS DECISION. ANY ADDITIONAL REPRESENTATIONS AND INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR, WHO SHALL, IN TURN, DELIVER SUCH INFORMATION TO THE COURT OR THE UNITED STATES TRUSTEE WHICH SHALL ACT UPON SAID INFORMATION AS IS DEEMED APPROPRIATE.

     INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECT TO ANY CERTIFIED AUDIT OR TO ANY CERTIFIED ACCOUNTING REVIEW. DEBTOR DOES NOT WARRANT OR REPRESENT THAT ALL OF THE INFORMATION CONTAINED HEREIN IS TOTALLY ACCURATE, ALTHOUGH DEBTOR HAS MADE GREAT EFFORTS TO BE AS ACCURATE AS POSSIBLE IN REGARD TO THIS DISCLOSURE STATEMENT. LIQUIDATION AND DISTRIBUTION PROJECTIONS HAVE BEEN MADE SOLELY UPON EXPECTATIONS OF THE DEBTOR WITH RESPECT TO EVENTS IN THE FUTURE AND FUTURE OPERATING EXPENSES, AS WELL AS THE ALLOWANCE OF VARIOUS CLAIMS HEREIN.

     ALL CREDITORS ARE URGED TO READ THROUGH ALL OF THE MATERIAL ENCLOSED, AND THEN TO CONSULT WITH ANY PROFESSIONAL ADVISORS OR ATTORNEYS OR OTHERS WHO MAY BE CAPABLE OF GIVING INFORMATION WHICH WOULD BE HELPFUL IN REACHING THEIR DECISION ABOUT THE PLAN OF REORGANIZATION.

                                   ARTICLE II

                            INTRODUCTION AND ELEMENTS
                         REQUIRED FOR PLAN CONFIRMATION

     The Debtor filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code (Code), with the United States Bankruptcy Court, Northern District of New York, at Utica, New York (Court) on June 7, 2000. Debtor has maintained business operations and its affairs as a Debtor-in-possession pursuant to 11 U.S.C. ss.ss. 1107 and 1108 of the Code.

     The purpose of the Disclosure Statement is to give claim holders who will vote in regard to the Plan, sufficient information to allow them to cast an informed vote to either accept or reject the Debtor's Plan. The Plan is being filed pursuant to Rules 3016 and 3018 of the Federal Rules of Bankruptcy Procedure (Bankruptcy Rules).

     Any objections to the approval of the Disclosure Statement must be filed with the Bankruptcy Court and a copy served upon Debtor's counsel within the time frame described in a notice which will be generated by the Bankruptcy Clerk. The Clerk sends a notice of hearing after the Disclosure Statement and Plan are filed. If the Disclosure Statement is approved, the Court will further schedule a time within which creditors may vote to accept or reject the proposed Plan.

     In order to confirm a plan, the vote of each creditor is very important. The Plan will be accepted if it is approved by each class of those voting creditors who hold at least two thirds in dollar amount, and comprise more than one half in number of the voting claims. The creditors who are entitled to vote on the Plan may do so by submitting their ballot accepting or rejecting the Plan to counsel for the Debtor at the address set forth below by the deadline set by the Court Order which will be served with the Plan and Disclosure Statement after a Disclosure Statement is approved by the Court.

     Debtor believes that it has met, in its Plan and Disclosure Statement, all of the requirements for confirmation of a plan as provided in 11 U.S.C. ss. 1129. The requirements are as follows:

     Debtor must be certain that the proposed plan complies with all applicable provisions of Chapter 11. Debtor believes that this Plan as proposed does comply with Chapter 11 provisions ss. 1129(a) (1) and (2). Debtor has proposed this Plan in good faith, and not by any means forbidden by law. See 11 U.S.C. ss. 1129(a) (3). Debtor has disclosed all payments made, or previously made, for professional services or fees, for Debtor's attorneys. All professional fee applications have been and will be on notice to creditors and subject to approval by the Court. 11 U.S.C. ss. 1129(a) (4).

     Anthony Liberatore will retain the presidency of the debtor, Mark, Michael and Elizabeth Liberatore will continue to operate its day to day business, with all actions to be approved by Dr. Christopher McCormack as President of Life Energy & Technology Holdings, Inc., the sole shareholder of the debtor until the Court approves the Plan. No agency or regulatory commission has jurisdiction over the Debtor's business and so no such approval is required for this Plan. 11 U.S. C.ss.1129(a)(6).

     Life Energy Technology Holdings, Inc. ("LETH"), the parent company of the Debtor has arranged funding of the Plan through Life Energy Natural Resources ("LENR"). LENR has agreed to fund $130,000 at the time of Plan confirmation and an up to additional $20,000 per month to fund the Plan payout period with the use of the proceeds limited to reduction of Chapter 11 debt. . LETH will assume payment of the Plan payments in the event LENR defaults in its monthly payments to the debtor as long as the default by LENR is not due to mismanagement or fraud on the part of the Liberatore Group.

     The above financing is contingent upon LETH arranging for the spin-out of Health-Pak New York into a publicly trading company under SEC guidelines. Subject to all of the terms and conditions as relate to the estate of Health as forth herein below being confirmed by the Northern District of New York Bankruptcy Court,

|_| Life, by appropriate Board of Directors Action shall select a record date 45 business days from July 23, 2003 the date of submission of the plan to the Court ("the Record Date").

|_| As at the Record Date, and as soon as practical to effect the corporate acts, Life shall cause to be distributed to its shareholders as at the Record Date other than Liberatores on proportional basis the following; A fraction whose numerator shall be 3,000,000 share of common stock and whose dominator is the number of Life shares issued and outstanding on the record date other than the Life shares issued and outstanding to the Liberatores (The "Fraction") The Fraction shall be multiplies by the holdings of any Life shares holding at the Record Date and such number resulting there from shall be rounded up to the nearest whole number. (the" Health Distribution") The Health Distribution shall be a dividend to the receivers thereof and if appropriate notice of such distribution shall be made by Life to the Security Exchange Commission. All shareholders due a dividend under the spin-out will be required to turn in the certificate to obtain the shares in the new company.

|_| The Liberatore Group as at the date of the Health Distribution shall be issued 10,000,000 million shares of common stock Health for services rendered and to be rendered by the Liberatores to Health 50% said shares to be held in escrow until such time as investor has recovered its investment, all shares to carry restricted legends.

|_| As at the date of the Health Distribution, Health shall issue to the Funder 7,000,000 million shares of Health common stock designated as Free Trading under the plan in consideration of the Funder depositing with the Court in escrow subject to confirmation of the plan the sum of $130,000 dollars and the Funder further to pay into Health the sum of $20,000 dollars per month until such time as all existing bankruptcy debt is paid in full, the use of the proceeds limited to reduction of Chapter 11 debt.

     Under 11 U.S. C. ss. 1129(a)(7), Debtor believes that all the classes which are impaired will accept the Plan, and that each holder of a claim of each class will accept the Plan. Debtor believes that the impaired creditors will receive more under the Plan than they would receive in liquidation under Chapter 7 of the Code.

     While Debtor is hopeful that each impaired class will accept the Plan, if an impaired class does not accept the Plan prior to the confirmation date, Debtor, as proponent of the Plan, reserves its right to move for a cram down of the Plan, pursuant to 11 U.S. C. ss. 1129(b) with respect to any class of claims not accepting the Plan. Debtor submits that this Plan treats the holders of claims, specified in ss. 503(a) and ss. 507(a)(1) as required by law, by providing for immediate payment of all such allowed claims, or payment on such terms as is agreed by the holders of said claims.

     Debtor believes that at least one class will accept the Plan as required by 11 U.S.C. ss. 1129(a) (10). It is also believed that the confirmation of this Plan would not be likely to be followed by any further reorganization effort of the Debtor, as required by 11 U.S.C. ss. 1129(a)(11).

     As to the requirement that all fees payable to the U.S. Trustee be paid on or before the hearing and confirmation of the Plan, it is believed that all such fees are up to date and that any fees due and owing, pursuant to this section, will be paid at the required time. 11 U.S.C. ss. 1129(a)(12).

     The final element to confirm a plan requires that the plan provides for the continuation after the effective date of payment of all retiree benefits, as that term is defined ss. 1114 of this Title. It is believed that at the time of the filing, there were no such retiree benefits in place for Debtor, as such are defined in ss. 1114 of Title 11 of the Code. 11 U.S.C. ss. 1129(a)(13).

     The Debtor has filed its operating reports through June 2003.

                                   ARTICLE III

                               PRE-FILING HISTORY

     Health-Pak Inc. was started by Anthony Liberatore in 1985 to provide disposable medical apparel products to the healthcare industry. Mr. Liberatore was experienced in this market as he served from 1971 to 1980 as General Manager of Disposable Profiles Inc., a division of the Palm Beach Corporation.

     In 1985, Health-Pak's customers were primarily medical distributors on the east coast. The Company experienced rapid sales growth during the late 1980's since its products were very well received in the market place. The company expanded its operations twice during this period, first from a 2000 sq. ft. building to a 5000 sq. ft. building and then to a 25,000 sq. ft. manufacturing facility. The company continued to grow during the early 1990's but at a slower rate. In 1993 Health-Pak Inc. moved into its current location at 2005 Beechgrove Place and in 1998 purchased the building from the Utica Industrial Development Corporation.

     In 1996 Health-Pak Inc. purchased a controlling interest in Protective Disposable Apparel Co. (PDA). PDA sold products similar to those produced by Health-Pak but serviced entirely different markets. This acquisition seemed positive because Health-Pak would manufacture all of PDA's products. Unfortunately, as the company began to manufacture PDA's products and review all of the cost structures Health-Pak realized the PDA cost structures were excessive. Health-Pak, for a period of time, lost money producing the PDA line until the problem was discovered. Sales were lost as prices were raised. A segment of the product line represents commodity items that can be purchased from China for less than half the cost of domestically made product. The company did not have the necessary cash flow to purchase products in containers from China.

     Health-Pak continued to manufacture the specialty products for the clean room, nuclear power, and pharmaceutical industry. This is a very profitable segment of Health-Pak's business. The company is continuing to focus on higher margin specialty products.

     The precipitating factor in the filing of the Chapter 11 was to avoid a mortgage foreclosure preceding which, if concluded, would have caused the closure of Health-Pak. In addition, Health-Pak needed the infusion of new capital to clear its old debts and debt service expenses and concentrate on expanding old markets and finding new ones.

     Debtor now realizes that the cost of retaining the Beechgrove Place property is excessive for the present operation. Debtor has signed a contract with Blackburn Properties, LLC to purchase the property and if for any reason the creditors do not approve the transaction than Debtor will allow for foreclosure of the building under the same terms and conditions as the present buyer and either rent from the new owner or move to another location.

                                   ARTICLE IV

                            POST PETITION OPERATIONS

     The company has taken various actions to strengthen its operations as follows:

     It has gone through a product rationalization. It identified products that were not profitable and discontinued production of those items and at the same time focused efforts on the products that are very profitable. By doing this it has cut back overhead, cut back on payables and receivables and cut back on sales but has increased profitability. The final result is that Health-Pak is selling less and increasing profits. It has started manufacturing a new product on a contracting basis for another company which is expected to increase the Debtor's profits by an additional $5,000 per month.

     Finally, the company has replaced financing by Wells Fargo that was costing it over $10,000 per month. This allowed it to save over $120,000 per year in financing expenses.


                                    ARTICLE V

                                PLAN DESCRIPTION

     Chapter 11 administration expenses will be paid in full on the Effective Date unless otherwise agreed to by the claimants and Health-Pak. Debtor proposes to pay the IRS's administrative claim with $100,000 on the Effective Date of the Plan and $10,000 per month thereafter. Debtor Proposes to pay NYS Tax Department $5,000 on the Effective Date and $3,000 per month thereafter. Prepetition priority claims will be paid in accordance with the same payment amounts starting one month after the final administrative claims have been paid in full. The debtors will also pay U.S. Trustee fees due pursuant to 28 U.S.C. ss.1930 until closure of the case.

CLASS 1: The holders of unexpired leases. The debtor will assume its leases with Colonial Pacific Leasing and Dell Financial. Bancorp Financial Service has been paid $7,000.00 by Elizabeth Liberatore in full satisfaction of the lease. The debtor will reject its lease with Manifest Group.

CLASS 2: Central States Security, Inc. holds the first mortgage on debtor's real property. It will retain its lien on said property and will have to deal with the new buyer of the property under this plan.
     Class 2 is impaired under the Plan.

CLASS 3: The Small Business Administration ("SBA") holds the second mortgage on the debtor's real property, and will have to deal with the new buyer of the property under this plan.
     Class 3 is impaired under the Plan.

CLASS 4: The City of Utica holds a third mortgage on debtor's real property and will have to deal with the new buyer of the property under this plan. Class 4 is impaired under the Plan.

CLASS 5: Utica Industrial Development Corp. ("UIDC") holds a fourth mortgage on the debtor's real property and will have to deal with the new buyer of the property under this plan.
     Class 5 is impaired under the Plan.

CLASS 6: Foothill Capital Corp. (Foothill) had a security interest in the debtor's inventory, equipment, accounts receivable and general intangibles as well as a fifth mortgage on the debtor's real property. Foothill has been paid in full and its position has been assigned to Elizabeth and Mark Liberatore. They shall receive a prorated portion of the ten million dollars being issued to the Liberatore Group Health-Pak shares on the spin-out and agree to release all UCC now held by Elizabeth and Mark Liberatore. They are currently owed $163,926 by the Debtor.
     Class 6 is impaired under the Plan.


CLASS 7:  HSBC  has  a  security  interest  in  debtor's   equipment,   accounts
     receivable, inventory, general intangibles and chattel paper. It shall retain its lien in said property. HSBC shall continue to be paid by Elizabeth Liberatore the amount of $1,400 per month until it has been paid in full. The balance on said loan is $5099.00.
     Class 7 is impaired  under the Plan.

CLASS 8: The judgment creditors listed below shall retain their liens and be paid from the proceeds of the sale of the building. To the extent there are not sufficient funds to pay such lien holders, they shall have their liens extinguished and shall be paid 30% of the balance of their judgment along with Class 9 creditors.

         Central Transportation     $20,599.83
         J. Kenneth Kearney         $26,595.34
         J.P. Fliegel               $   692.96
         Kimberly Clark             $14,500.53
         Mutual Industries          $  2565.65
         Rome Express               $  3227.38

         Class 8 is impaired under the Plan.

CLASS 9: General Unsecured Creditors shall be paid 30% of their allowed claims over a period of 24 months after the effective date in full satisfaction of their debt. The estimated total owed to general unsecured creditors is approximately $214,000.
     Class 9 is impaired under the Plan.

CLASS 10:      The interest of the shareholders will be retained under the Plan.

                                   ARTICLE VI

                       LIQUIDATION ANALYSIS AS OF 7/01/03


                                     ASSETS
*Building - Premises at                                           $   900,000
         2005 Beechgrove Place, Utica, NY

Cash in bank accounts (Adirondack Bank)                           $     6,535

Accounts receivable deemed collectible                            $    74,249
         (under 120 days)

Office equipment and supplies - liquidation value estimated       $     6,500

Machinery, fixtures and equipment - liquidation value             $    60,000

Inventory - liquidation value                                     $    35,000

Finished goods - sale value                                       $    10,000
                                                                  -----------
                                Asset Value                       $ 1,092,284

* The building is assessed by the City of Utica for $586,000. The debtor has been advised that SBA has a 1.2 million appraisal. The building needs a new roof and the heating system needs overhauling. The estimated value is therefore approximately $900,000. Debtor has requested a new appraisal of the property and has reason to believe that the estimated value could be more in line with the City of Utica assessed value.

                                  ARTICLE VII

                       PROJECTION OF INCOME AND EXPENSES

                                 Health-Pak Inc.
                      Projected Profit and Loss Statement -

                                                                                      TOTAL
                                                                                12 Months ending
                                                                 Jul-03              Jun 04
                                                             ===================================

Health Pak Sales                                              $       69,000    $       69,000
                                                                                $            -
Total Revenue                                                 $       69,000    $       69,000
Cost of Goods Sold                                            $       37,950    $       37,950
                                                              --------------    ----------------
Gross Margin                                                  $       31,050    $       31,050
Payroll
      Salaries Employees                                      $       13,000    $        13,000
      Taxes & Insurance                                       $        1,690    $         1,690
                                                              --------------    ----------------
Total Payroll                                                 $       14,690    $        14,690

Expenses
    Building Lease Payment                                    $        5,000    $         5,000
     Equipment Leases                                         $          200    $           200
    Health Insurance                                          $        2,000    $         2,000
    Outside Services                                          $        1,000    $         1,000
    Building Maintenance                                      $          400    $           400
    Gas & Electric                                            $        1,700    $         1,700
     Water                                                    $          150    $           150
    Bank Service Fees                                         $          250    $           250
     Liability Insurance                                      $        1,200    $         1,200
     Workmans Comp                                            $          650    $           650
    Disability Insurance                                      $          150    $           150
    Vehicle Operating                                         $          200    $           200
     Postage & Delivery                                       $          100    $           100
     Printing / Reproduction                                  $           50    $            50
     Legal Fees                                               $        1,000    $         1,000
     Accounting Fees                                          $        2,000    $         2,000
     Office Maintenance                                       $           50    $            50
     Office Supplies                                          $          100    $           100
     Telephone                                                $          300    $           300
     Travel                                                   $          200    $           200
     Miscellaneous Expense                                    $          200    $           200
                                                              --------------    ----------------
Total Expenses                                                $       16,900    $        16,900

Total Payroll & Expenses                                      $       31,590    $        31,590
LENR Investment                                               $          524
Net Profit / Loss                                             $          (16)   $           (16)

                                  ARTICLE IIIV

                          RECAP OF LIQUIDATION ANALYSIS

Building                        Value           $900,000
                          Liens Approx.         $890,000
                                                --------
                                                $ 10,000            $ 10,000

Equipment, inventory,
accounts receivable, cash       Value           $192,248
                                Liens           $169,025
                                                --------
                                                $ 23,259            $(23,259)
                                                                    --------

Net Liquidation Value                                               $ 33,259


Administration claims of about 340,000 would result in no distribution to general unsecured creditors.







                                 HEALTH-PAK INC.

Dated: July 17, 2003       /s/ Michael Liberatore
                           -----------------------------------------------------
                        `  By: Michael Liberatore, Vice-President